Exhibit 99

FOR IMMEDIATE RELEASE
April 29, 2015

THE EASTERN COMPANY REPORTS RESULTS
FOR THE FIRST QUARTER OF 2015

Naugatuck, CT–The Eastern Company (NASDAQ-EML) today announced the results of its operations for the first quarter of 2015.  Sales for the quarter were $36.9 million, compared to $35.8 million for the same period in 2014, a 3% increase. Net Income for the first quarter was $874,000, or $0.14 per diluted share, compared to $1.5 million, or $0.24 per diluted share in the first quarter of 2014, a 42% decrease.

Leonard F. Leganza, Chairman, President and CEO of The Eastern Company stated, “While sales for the quarter were slightly better than the 2014 period, net income in the first quarter of 2015, while disappointing, was primarily the result of three factors.  The first factor which contributed negatively to earnings was the extra cost associated with the current proxy contest initiated by Barington Companies Equity Partners, L.P. and certain of its affiliates during the first quarter.  The proxy contest had a negative impact on first quarter earnings in 2015 of approximately ($0.07) per diluted share and will have an additional negative impact on earnings in the second quarter of 2015.”

Mr. Leganza continued, “The second factor, which had already been anticipated as part of the Company’s 2015 business plan, were the start-up costs associated with our new lightweight composite panel production facility located in North Carolina.  The start-up costs reduced first quarter earnings by ($0.02) per diluted share, however we anticipate this facility will be accretive to earnings in fiscal 2015.  The facility has made a small number of initial shipments of sleeper bodies in late March 2015 and is prepared to meet all of our customers’ needs with full scale production effective in the second quarter.  We are excited about the future of this new facility!”

Mr. Leganza added, “The third factor was that sales in the Metal Products segment were down 13% in 2015 compared to the prior year period, a decrease which reflected a reduction in sales to our largest U.S. mining products customer who serves a significant portion of the Eastern (Appalachian) region thermal and metallurgical coal mining market.  The Appalachian region, which has higher mining costs than other mining areas, has struggled recently to compete with low natural gas prices and other lower cost coal mining regions and we expect this trend to continue into 2016.  However, in the first quarter of 2015, we did experience sales growth in other U.S. and Canadian mining markets as well as in the contract casting market compared to the prior year period.  We have been working diligently to broaden and expand our contract casting business to replace any lost business in the mining markets.  We have several new customers in that regard coming on-line during the remainder of fiscal 2015.”

Mr. Leganza continued, “While the Metal Products segment saw a decline in first quarter sales, the Company experienced an overall increase in sales of 3% compared to the prior year period.  Sales in the Security Products segment increased 12% in the first quarter of 2015 compared to the prior year period primarily as a result of the acquisition and integration of Argo Transdata Corporation in December 2014.  This addition to the Company has and will be accretive to earnings and we are working on plans to expand this business both organically and through acquisition.  Sales also increased 5% in the Industrial Hardware segment in 2015 compared to the prior year period.  This increase was primarily the result of sales of new products introduced across many of the diverse markets we serve.  In addition to the sale of lightweight composite panels from our new North Carolina facility over the remainder of 2015, we recently introduced our lightweight honeycomb composite panels at a trade show in China and are currently evaluating establishing a lightweight panel production line at one of our facilities in China thus adding to our international market growth.”

Mr. Leganza stated further, “Despite the extra costs incurred from the proxy contest initiated by Barington, I want to assure all of our stakeholders that the Company’s experienced management team continues to work diligently to maintain the Company’s solid financial condition, meet or exceed the expectations of our customers and explore all our strategic opportunities for growth both organically and through acquisition.”

Mr. Leganza concluded, “The Company has recently engaged Wells Fargo Securities as its financial advisor to assist the Board of Directors in a review of strategic alternatives for the Company.  As always, the Company has maintained its strong liquidity position which allows us to continue investing in new product development and infrastructure in anticipation of stronger future business conditions, meet our debt service requirements, replace and upgrade our capital equipment programs as needed and support our dividend policy.  The anticipated September dividend will mark the 300th consecutive quarterly dividend payment, a 75-year record of which we are very proud!”

The Eastern Company is a 157-year-old manufacturer of industrial hardware, security products and metal castings.  It operates from 13 locations in the U.S., Canada, Mexico, Taiwan and China.  The diversity of the Company’s products helps it to respond to the changing requirements of a broad array of markets.

Safe Harbor for Forward-Looking Statements
Statements in this document about the Company’s future expectations, beliefs, goals, plans or prospects constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including statements containing the words “believes,” “plans,” “anticipates,” “expects,” “estimates” and similar expressions) should also be considered to be forward-looking statements. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including those set forth in the Company’s reports and filings with the U.S. Securities and Exchange Commission. The Company is not obligated to update or revise any forward-looking statements as a result of developments occurring after the date of this document.

The Eastern Company
Leonard F. Leganza or John L. Sullivan III, 203-729-2255

Consolidated Statement of Operations (unaudited)

THE EASTERN COMPANY (NASDAQ - EML)

	THREE Months Ended

	April 4, 2015	March 29, 2014
Net Sales	$36,876,842	$35,849,126

Net Income After Tax	873,951	1,502,885

Net Income Per Share:
Basic	$0.14	$0.24
Diluted	$0.14	$0.24

Weighted average shares outstandings:
Basic	6,244,088	6,222,213
Diluted	6,244,088	6,239,149